UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 21, 2024

GCM Grosvenor Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39716	85-2226287
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 North Michigan Avenue Suite 1100 Chicago, Illinois	60611
(Address of principal executive offices)	(Zip Code)

(312) 506-6500

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	GCMG	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A common stock	GCMGW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 21, 2024 (the “Effective Date”), Grosvenor Capital Management Holdings, LLLP (the “Borrower”), Grosvenor Holdings, L.L.C., Grosvenor Holdings II, L.L.C., GCM Grosvenor Management, LLC, GCM Progress Subsidiary LLC, the guarantors, parent GPs and GP entities (as defined therein) party thereto, the lenders party thereto, and Morgan Stanley Senior Funding, Inc. (the “Administrative Agent”) entered into an eighth amendment (the “Amendment”) to the Borrower’s credit agreement, dated as of January 2, 2014 (as amended, amended and restated, modified or supplemented from time to time, the “Credit Agreement”).

Among other things, the Amendment (i) amends and extends the tenors of the Borrower’s (x) secured term loan facility (the “Term Loan Facility”) from February 24, 2028 to February 24, 2030 and (y) secured revolving credit facility (the “Revolving Facility” and, together with the Term Loan Facility, the “Facilities”) from February 24, 2026 to February 24, 2028 and (ii) upsizes the principal amount of term loans under the Term Loan Facility by $50.0 million.

The interest rates with respect to the Facilities are based on, at the Borrower’s option, a rate of interest based on forward-looking term SOFR or an alternative base rate, plus an applicable margin. In connection with the Amendment, the applicable margin for the Facilities was reduced by 0.25% at each pricing level. Following the effectiveness of the Amendment, the applicable margin is (i) in the case of the Term Loan Facility, equal to 2.25% (vs. 2.50%) for SOFR-based term loans and 1.25% (vs. 1.50%) for base rate-based term loans, and (ii) in the case of the Revolving Facility, ranges from 2.0% to 2.25% (vs. 2.25% to 2.50%) for SOFR-based revolving credit loans and 1.0% to 1.25% (vs. 1.25% to 1.50%) for base rate-based revolving credit loans based on the Borrower’s then applicable first lien secured leverage ratio. To the extent the SOFR rate for any SOFR-based term loans would be less than 0.50%, then the applicable SOFR rate for the applicable SOFR-based term loans shall instead be subject to a 0.50% floor. The credit spread adjustment previously applicable to SOFR–based loans under the Facilities was also removed in connection with the Amendment.

The Credit Agreement requires the Borrower to repay 1.0% of the original aggregate principal amount of the term loans per annum in equal quarterly amounts, with the remaining balance due at maturity. The Credit Agreement also contains certain covenants that, among other things (and subject to certain exceptions), restrict the ability of the Borrower and its restricted subsidiaries to create liens, make investments and acquisition, incur or guarantee additional indebtedness, enter into mergers or consolidations and other fundamental changes, conduct sales and other dispositions of property or assets and pay dividends or make other payments in respect of capital stock. In addition, the Credit Agreement contains a “springing” financial covenant that requires the Borrower to maintain a first lien secured leverage ratio below 3.75:1.00 as of the last day of any four fiscal quarter period on which the aggregate amount of revolving credit loans and letters of credit outstanding and/or issued exceeds 40.0% of the aggregate amount of revolving credit commitments under the Revolving Facility.

Immediately after giving effect to the Amendment, the Borrower had $438.0 million in outstanding principal amount of term loans under the Term Loan Facility, and $0 drawn on its $50.0 million Revolving Facility.

This summary is qualified in its entirety by reference to the full text of the Amendment, filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amendment No. 8, dated as of May 21, 2024, to the Credit Agreement, dated as of January 2, 2014, among Grosvenor Capital Management Holdings, LLLP, as borrower, Grosvenor Holdings, L.L.C., Grosvenor Holdings II, L.L.C., GCM Grosvenor Management, LLC, GCM Progress Subsidiary LLC, the several lenders from time to time parties thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent, collateral agent and swingline lender

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL Document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GCM Grosvenor Inc.

Date: May 22, 2024	By:	/s/ Michael J. Sacks
	Name:	Michael J. Sacks
	Title:	Chief Executive Officer

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